EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Class A ordinary shares of SECOO Holding Limited shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G. Each of the undersigned acknowledges that each shall be responsible for the timely filing of amendments with respect to information concerning such undersigned reporting person, and for the completeness and accuracy of the information concerning such undersigned reporting person, contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that such reporting person knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Date: February 12, 2019

Ping An Insurance (Group) Co. of China Ltd.

By:	/s/ Mingzhe Ma
	Name:	Mingzhe Ma
	Title:	Legal Representative

Pingan eCommerce Limited Partnership

By:	/s/ Shengke Liu
	Name:	Shengke Liu
	Title:	Director

Rhythm Way Limited

By:	/s/ Shengke Liu
	Name:	Shengke Liu
	Title:	Director